NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS – March 7, 2011 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $56.9 million, or $1.17 per share, in the fourth quarter of 2010 compared to a net loss of $.9 million, or $.02 per share, in the fourth quarter of 2009.  For the full year 2010, NL reported net income attributable to NL stockholders of $70.4 million, or $1.40 per share compared to a net loss of $11.8 million, or $.24 per share, for 2009.  Comparability of the Company’s results was significantly impacted by a gain in the fourth quarter of 2010 associated with the reduction in our ownership interest in Kronos Worldwide, Inc., as discussed further below.

Net sales increased 12% in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and increased 17% in 2010 compared to 2009.  The increases were principally due to increased order rates from many of CompX’s customers resulting from improved economic conditions in North America.  Net sales were also impacted by relative changes in currency exchange rates, which increased sales by approximately $.1 million for the quarter and $1.0 million for the year.  Income from operations attributable to CompX increased to $1.6 million and $9.4 million, respectively, in the fourth quarter and full year of 2010 compared to losses from operations of $2.0 million and $4.0 million in the same periods of 2009.  Income from operations improved primarily due to the impact of higher sales and the continued control of fixed manufacturing costs, resulting in an increase in utilization of production capacity; improved coverage of fixed manufacturing costs; and $2.2 million in lower patent litigation expense.  Changes in currency exchange rates negatively impacted CompX’s income from operations by approximately $.5 million for the quarter and by $1.8 million for the year compared to the same periods of 2009.

Kronos’ net sales of $373.3 million in the fourth quarter of 2010 were $71.4 million, or 24%, higher than in the fourth quarter of 2009.  Net sales of $1,449.7 million for the full year of 2010 were $307.7 million, or 27%, higher than 2009.  Kronos’ net sales increased in the fourth quarter and the full year 2010 due primarily to higher sales volumes and higher TiO2 average selling prices.  TiO2 sales volumes for the fourth quarter of 2010 increased 8% to 119,000 metric tons as compared to the fourth quarter of 2009, and increased 19% in the full year period to 528,000 metric tons.  The increase in sales volume for the full year period is a result of increased demand in all markets, and sales volumes for the full year in 2010 were a new record for Kronos.  Kronos’ TiO2 average selling prices increased 22% in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and increased 11% for the full year as compared to 2009, continuing the improvement in selling prices that began in the second half of 2009.  Kronos’ TiO2 average selling prices at the end of 2010 were 5% higher as compared to the end of the third quarter of 2010, and such prices were 22% higher than at the end of 2009.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, decreasing net sales by approximately $17 million for the fourth quarter and approximately $36 million for the full year 2010.  The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations increased by $49.6 million from $11.3 million in the fourth quarter of 2009 to $60.9 million in the fourth quarter of 2010.  For the full year, Kronos’ income from operations increased $194.1 million from a loss of $15.7 million in 2009 to income from operations of $178.4 million in 2010.  Income from operations in both periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased income from operations by approximately $3 million and $27 million in the fourth quarter and the full year periods, respectively.  Kronos’ TiO2 production volumes were 8% higher in the fourth quarter of 2010 as compared to the fourth quarter of 2009, and were 30% higher in the full year period.  Kronos’ operating rates were at near full capacity throughout 2010, with full-year 2010 production volumes also setting a new record for Kronos.  For the full year 2009, Kronos’ operating rates were at approximately 76% of capacity, with operating rates at 58% of capacity for the first half of 2009, increasing to 94% of capacity in the second half of 2009.  Temporary plant curtailments implemented in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to Kronos’ cost of sales.

Kronos’ income tax benefit in 2010 includes a $35.2 million (NL’s equity interest was $8.2 million, or $.17 per share, net of income taxes) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.  Kronos’ income tax benefit in 2009 includes a $4.7 million (NL’s equity interest was $1.1 million, or $.02 per share, net of tax) non-cash deferred income tax benefit in the fourth quarter related to a net decrease in its reserve for uncertain tax positions.

In November 2010, Kronos completed a secondary public offering of 8.97 million shares of its common stock in an underwritten offering for net proceeds of $337.6 million.  All shares were sold to third-party investors.  Upon completion of the offering our ownership of Kronos was reduced from 36.0% to 30.4%.  As a result of such reduction in our ownership interest in Kronos, in the fourth quarter of 2010 we recognized a $78.9 million pre-tax gain ($50.9 million, or $1.05 per share, net of income taxes), representing the increase in our proportionate interest in Kronos’ net assets from immediately prior to immediately following Kronos’ stock issuance.

Litigation settlement gain in 2010 relates to a $5.3 million pre-tax gain ($3.4 million, or $.07 per share, net of income taxes) recognized in the third quarter related to a settlement agreement we entered into with another potentially responsible party for certain environmental matters.  Litigation settlement gain in 2009 relates to a second quarter $11.3 million pre-tax gain ($7.3 million, or $.15 per share, net of income taxes) related to the second closing associated with the settlement of condemnation proceedings on certain real property we formerly owned that is subject to environmental remediation.

Litigation settlement expense in 2010 of $32.2 million ($20.8 million, or $.43 per share, net of income taxes) relates to the settlement of certain legal proceedings in April 2010.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in 2010 relates to the litigation settlement referred to above.  Insurance recoveries aggregated $18.8 million in 2010 ($12.1 million, or $.25 per share, net of income taxes) and $4.6 million in 2009 ($3.0 million, or $.06 per share, net of income taxes).

Corporate expenses were lower in the fourth quarter and full year of 2010 as compared to the same periods of 2009 primarily due to lower litigation and related costs and lower environmental expense.

Our income tax expense in the first quarter of 2010 includes an aggregate $1.9 million provision for deferred income taxes ($1.6 million, or $.03 per share, net of noncontrolling interest) associated with a determination that certain undistributed earnings of a non-U.S. subsidiary can no longer be considered to be permanently reinvested.  Our income tax benefit in 2009 includes a $.6 million ($.01 per share) benefit related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Service industry employment levels;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries,

•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except earnings per share)

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010
	(Unaudited)

Net sales	$29.0	$32.4	$116.1	$135.3
Cost of sales	23.2	24.0	92.3	99.3

Gross margin	5.8	8.4	23.8	36.0

Selling, general and administrative expense	7.7	6.5	26.7	25.8
Other operating income (expense):
Insurance recoveries	.5	.2	4.6	18.8
Litigation settlement gains	-	-	11.3	5.3
Litigation settlement expense	-	-	-	(32.2)
Assets held for sale write-down	-	-	(.7)	(.5)
Corporate expense and other, net	(9.3)	(5.0)	(23.9)	(15.8)

Loss from operations	(10.7)	(2.9)	(11.6)	(14.2)

Equity in earnings (loss) of Kronos Worldwide, Inc.	1.9	11.7	(12.5)	45.6
Gain on reduction in ownership interest in Kronos Worldwide, Inc.	-	78.9	-	78.9

General corporate items:
Interest and dividend income	.7	.6	2.8	2.5
Interest expense	(.3)	(.5)	(1.1)	(1.5)

Income (loss) before income taxes	(8.4)	87.8	(22.4)	111.3

Provision for income taxes (benefit)	(7.4)	30.8	(10.3)	40.5

Net income (loss)	(1.0)	57.0	(12.1)	70.8

Noncontrolling interest in net income (loss) of subsidiary	(.1)	.1	(.3)	.4

Net income (loss) attributable to NL stockholders	$(.9)	$56.9	$(11.8)	$70.4

Net income (loss) per basic and diluted share	$(.02)	$1.17	$(.24)	$1.40

Basic and diluted average shares outstanding	48.6	48.6	48.6	48.6

NL INDUSTRIES, INC.
COMPONENTS OF LOSS FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010

CompX – component products	$(2.0)	$1.6	$(4.0)	$9.4
Insurance recoveries	.5	.2	4.6	18.8
Litigation settlement gain	-	-	11.3	5.3
Litigation settlement expense	-	-	-	(32.2)
Corporate expense and other, net	(9.2)	(4.7)	(23.5)	(15.5)

Loss from operations	$(10.7)	$(2.9)	$(11.6)	$(14.2)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended December 31, 2010 vs. 2009		Year ended December 31, 2010 vs. 2009
Percentage change in sales:
TiO2 product pricing	22%		11%
TiO2 sales volume	8%		19%
TiO2 product mix	-		-
Changes in currency exchange rates	(6	) %	(3)%

Total	24%		27%